Exhibit 99.1

S.Y. Bancorp Reports Record Earnings for 2011 as Fourth Quarter Net Income Increases 5% to $6.3 Million or $0.46 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 25, 2012--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported higher earnings for the fourth quarter of 2011 and record net income for the year. The following is a summary of the Company's reported results:

Quarter Ended December 31,	2011	2010	Change
Net income	$6,342,000	$6,051,000	5%
Net income per share, diluted	$0.46	$0.44	5%
Return on average equity	13.46%	14.10%
Return on average assets	1.25%	1.26%

Year Ended December 31,	2011	2010	Change
Net income	$23,604,000	$22,953,000	2.8%
Net income per share, diluted	$1.71	$1.67	1.8%
Return on average equity	13.14%	14.03%
Return on average assets	1.20%	1.24%

The Company's results for the fourth quarter reflected a continued increase in net interest income as a result of growth of the loan portfolio and other interest-earning assets. Fourth quarter earnings also benefited from approximately $700,000 of tax adjustments associated with the Company's tax-advantaged investments, which resulted in a lower tax provision for the quarter. Additionally, during the fourth quarter the Company recorded write-downs on other real estate owned (OREO) intended to position the Company to move those properties more quickly from the balance sheet; the after-tax effect of the write-downs, along with increased charitable contributions in the quarter, totaled approximately $550,000.

Commenting on the results, David Heintzman, Chairman and Chief Executive Officer, said, "Our company is pleased to announce solid fourth quarter results, with higher comparative earnings and a continued strong performance in terms of returns on assets and equity. Despite the challenges and uncertainties that have characterized our economy for several years, we reported continued growth in total assets, loans and deposits, reflecting a successful strategy to capitalize on our strong community bank presence in Louisville together with an expanding presence in Indianapolis and Cincinnati. With this continued growth, our company marked a milestone at the end of the fourth quarter, surpassing $2 billion in total assets. Our investment management and trust department, a distinctive and valuable feature of the Company with $1.7 billion assets under management at year's end, also contributed to our fourth quarter results. Together, these factors enabled S.Y. Bancorp to finish 2011 in a positive fashion, resulting in total earnings for the year of a record $1.71 per diluted share and providing a strong foundation for the year ahead.

"We also were pleased that our credit quality metrics did not deteriorate during the fourth quarter," Heintzman continued. "If these conditions can be sustained, it could signal a stabilization of our credit quality, but that may not necessarily correlate with a meaningful economic recovery. As a result, we continue to maintain a cautious stance toward risk in our portfolio and anticipate ongoing higher levels of allowance and provision for bad debts."

Heintzman also noted that the Bank launched an equipment leasing operation in December. This venture is not expected to contribute directly to the Company's results until 2013, but it will provide an additional service for corporate customers and should aid business development efforts by creating more opportunities to approach commercial and industrial companies.

Concluding, Heintzman said, "We are pleased with the Company's results for 2011, which demonstrated the continued success of our customer-focused approach to our markets and the strategies we have employed to enhance the performance of our business model and lay the groundwork for future growth. We have seen some signs of an improving economy, especially in Louisville, our primary market, and our confidence in a recovery is growing. However, we recognize that any economic recovery remains uncertain and fragile, so we intend to continue our conservative posture with respect to potential risk in our portfolio and our efforts to maintain strong credit quality. Our company is well positioned – with attractive geographic diversification and a strong line-up of banking and trust services – to extend its record over the long term as one of the top-performing community banks in the country. Moreover, considering our company's strong capital base, S.Y. Bancorp remains attractively positioned to take advantage of acquisitions in an evolving banking environment, if and when prudent opportunities arise."

S.Y. Bancorp's total assets increased $150.2 million or 8% during 2011, reaching $2.053 billion at December 31, 2011, compared with $1.903 billion at December 31, 2010. The Company's loan portfolio increased $36.4 million or 2% to $1.545 billion at December 31, 2011, compared with $1.508 billion at December 31, 2010. Total deposits increased $124.3 million or 8% to $1.618 billion at December 31, 2011, from $1.493 billion a year ago.

The Company's capital levels continued to strengthen during the fourth quarter of 2011 and for the year, remaining well above those required to be considered "well-capitalized" under regulatory standards – the highest capital rating for financial institutions. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio at December 31, 2011, were 10.53%, 12.77% and 14.63%, respectively, all exceeding required minimums of 5%, 6% and 10%, respectively, necessary to be deemed a well-capitalized institution. The ratio of tangible common equity to total tangible assets was 9.11% as of December 31, 2011, versus 9.20% at September 30, 2011, and 8.89% at December 31, 2010 (see reconciliation of GAAP/non-GAAP measures later in this release). The Company intends to maintain capital ratios at these historically high levels at least until such time as the economy demonstrates sustained improvement.

Net interest income – the Company's largest source of revenue – increased $692,000 or 4% in the fourth quarter of 2011 to $18.0 million from $17.3 million in the year-earlier period. This increase reflected primarily the continued growth of interest-earning assets. In the fourth quarter of 2011, net interest margin was 3.91%, down slightly from 3.93% in the third quarter of 2011, and eight basis points below 3.99% in the fourth quarter of 2010. These declines reflected the ongoing impact of a low interest rate environment, a competitive loan market, and the Company's excess liquidity, all of which are likely to continue in the foreseeable future. For the year ended December 31, 2011, net interest income increased $3.9 million or 6% to $70.7 million from $66.9 million in the prior-year period. Net interest margin for the year ended December 31, 2011, remained unchanged at 3.99% compared with 2010.

All references above to net interest margin consistently apply a revised methodology for calculating net interest margin and net interest spread, implemented in the fourth quarter of 2011, to exclude participation loans sold from the calculations. Such loans remain on the Bank's balance sheet as required by generally accepted accounting principles because the Bank retains some form of effective control; however, the Bank receives no interest income on the sold portion of these loans. Under its revised methodology, these participation loans sold are excluded in the calculation of margins, which, in the Company's view, provides a more accurate determination of the performance of its loan portfolio. A comparison of margins for 2010 and 2011 under both the previous and revised methodologies appears later in this press release.

Non-performing loans (NPLs) totaled $23.3 million or 1.51% of total loans outstanding at December 31, 2011, down from $27.9 million or 1.81% of total period-end loans at September 30, 2011, but up from $19.3 million or 1.28% of period-end loans at December 31, 2010. Non-performing assets (NPAs), which include NPLs, OREO and repossessed assets, also declined to $31.1 million or 1.51% of total assets at December 31, 2011, from $36.1 million or 1.81% of total assets at September 30, 2011, but NPAs were up from $24.8 million or 1.30% of total assets at December 31, 2010. While NPLs and NPAs are well above the Company's historic range for these metrics, they have continued to trend significantly better than those of $1-to-$2.5 billion publicly traded banks, which as of September 30, 2011, (fourth quarter peer data is not yet available) posted average NPLs and NPAs of 3.71% and 4.16%, respectively, according to a leading source for industry data.

The prolonged economic downturn continues to create credit fatigue among traditionally solid and stable borrowers who have been affected by the weak business environment. The risk of credit fatigue will continue until the real estate market and overall business conditions improve in a sustained manner. Additionally, should market conditions not improve and foreclosed assets increase significantly, the Company's flexibility to minimize losses by approaching collateral sales in an orderly fashion may be reduced and management may be forced to liquidate problem assets more rapidly, thus increasing the potential for loss on these assets. In fact, during the fourth quarter the Company moved to write-down certain OREO to obtain a more timely resolution of these properties.

Net charge-offs in the fourth quarter of 2011 totaled $2.4 million or 0.16% of average loans, down from $2.6 million or 0.17% of average loans in the third quarter of 2011 and $2.6 million or 0.17% of average loans in the year-earlier period. Net charge-offs for the year ended December 31, 2011, were 0.55% of average loans versus 0.40% of average loans in the prior-year period.

The Company's loan loss provision for the fourth quarter of 2011 was $3.1 million, bringing the Company's allowance for loan losses to 1.93% of total loans as of December 31, 2011. This compared with $4.1 million and 1.89%, respectively, for the third quarter of 2011 and $3.7 million and 1.69%, respectively, for the fourth quarter of 2010. Credit metrics remained stable in the fourth quarter of 2011, neither deteriorating nor demonstrating clear signs of improvement. Since the Company remains uncertain as to when business and economic conditions will show meaningful and sustained gains, S.Y. Bancorp intends to remain cautious in assessing the potential risk in its loan portfolio. Accordingly, the Company expects the allowance for loan losses to remain at a high level compared with historic amounts until there are clearer signs of continued economic recovery and, thus, a more reliable indication of reduced overall credit risk.

Non-interest income declined $349,000 or 4% to $9.2 million in the fourth quarter of 2011 compared with $9.6 million in the same quarter last year. The decrease primarily reflected higher core revenues from investment management and trust services that were more than offset by one-time estate and retirement plan-related fees realized in the fourth quarter of 2010 that did not recur in 2011. Non-interest income declined $495,000 or 1% to $33.2 million for the year ended December 31, 2011, from $33.7 million in the prior-year period due primarily to a decline in the value of the Company's investment in a domestic private investment.

Non-interest expense increased $1.6 million or 11% to $16.7 million in the fourth quarter of 2011 from $15.1 million in the same period last year. This increase was due largely to write-downs on OREO properties along with higher state bank taxes. The Company also increased its philanthropic contributions in 2011. These increases were partially offset by reduced salaries and benefits, reflecting adjustments to year-to-date performance-based incentive accruals, and lower FDIC insurance expense. Non-interest expense increased $2.5 million or 4% to $59.6 million in the year ended December 31, 2011, from $57.1 million in the same period last year, reflecting largely the same factors that influenced the fourth quarter of 2011. The Company's fourth quarter efficiency ratio was 60.57% compared with 55.25% in the fourth quarter of 2010; for the year, the efficiency ratio was 56.47% versus 56.01% for 2010.

In the fourth quarter of 2011, the Company's income tax expense declined $997,000 or 48% to $1,076,000 from $2,073,000 in the year-earlier quarter, partly because of lower pre-tax income for the period and increased proportion of tax-exempt interest to pre-tax income. The reduced level of income tax expense primarily reflected an adjustment of approximately $700,000 to the Company's deferred tax assets that relates to tax-advantaged investments that the Company has made in its primary market area over the years. The lower income tax expense also reflected adjustments to update the Company's reserve for uncertain tax positions, which was reduced when the statute of limitations expired with the relevant taxing authorities. For the year, income tax expense declined $874,000 or 10% to $8,191,000 from $9,065,000 in 2010, reflecting the aforementioned adjustments.

In November 2011, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.18 per share. The latest dividend was distributed on January 3, 2012, to stockholders of record as of December 12, 2011.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

S.Y. Bancorp, Inc. Tangible Common Equity Ratio (Amounts in thousands)

	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Total stockholders' equity (a)	$187,686	$183,553	$169,861
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$187,004	$182,871	$169,179

Total assets (b)	$2,053,097	$1,987,954	$1,902,945
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$2,052,415	$1,987,272	$1,902,263

Total stockholders' equity to total assets (a/b)	9.14%	9.23%	8.93%
Tangible common equity ratio (c/d)	9.11%	9.20%	8.89%

In the fourth quarter of 2011, the Company revised its methodology for calculating net interest margin and net interest spread, which excludes participation loans sold from the calculations. The following table provides a comparison of margins for 2010 and 2011 under both the previous and revised methodologies.

S.Y. Bancorp, Inc. Comparison of Previous and Revised Methods of Calculating Net Interest Spread and Margin

	Net Interest Spread		Net Interest Margin
	Previous Method	Revised Method	Previous Method	Revised Method
2010:
First quarter	3.57%	3.64%	3.84%	3.90%
Second quarter	3.72%	3.79%	3.97%	4.03%
Third quarter	3.70%	3.78%	3.97%	4.03%
Fourth quarter	3.68%	3.77%	3.92%	3.99%
Average for the year	3.66%	3.74%	3.93%	3.99%
2011:
First quarter	3.77%	3.87%	4.00%	4.08%
Second quarter	3.76%	3.85%	3.98%	4.06%
Third quarter	3.66%	3.73%	3.87%	3.93%
Average for three quarters	3.72%	3.81%	3.95%	4.02%
Fourth quarter	--	3.72%	--	3.91%
Average for the year	--	3.79%	--	3.99%

S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2011 Earnings Release
(In thousands unless otherwise noted)
	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,388	$17,723	$72,262	$68,264
Interest income
Loans	$19,706	$19,989	$79,049	$79,203
Federal funds sold	88	53	255	138
Mortgage loans held for sale	88	123	231	339
Securities	1,687	1,558	6,504	6,466
Total interest income	21,569	21,723	86,039	86,146
Interest expense
Deposits	2,260	2,884	10,105	13,170
Securities sold under agreements to repurchase	54	75	253	332
Federal funds purchased	7	14	38	45
Federal Home Loan Bank advances	367	563	1,460	2,266
Subordinated debentures	865	863	3,451	3,454
Total interest expense	3,553	4,399	15,307	19,267
Net interest income	18,016	17,324	70,732	66,879
Provision for loan losses	3,100	3,695	12,600	11,469
Net interest income after provision for loan losses	14,916	13,629	58,132	55,410
Non-interest income
Investment management and trust income	3,296	3,722	13,841	13,260
Service charges on deposit accounts	2,223	2,165	8,348	8,600
Bankcard transaction revenue	940	862	3,722	3,313
Gains on sales of mortgage loans held for sale	725	890	2,122	2,321
Gain on the sale of securities	-	-	-	159
Brokerage commissions and fees	606	652	2,219	2,136
Bank owned life insurance	258	253	1,019	995
Other non-interest income	1,181	1,034	1,973	2,955
Total non-interest income	9,229	9,578	33,244	33,739
Non-interest expense
Salaries and employee benefits expense	8,549	8,880	33,125	33,485
Net occupancy expense	1,291	1,226	5,192	4,934
Data processing expense	1,248	1,256	5,014	4,834
Furniture and equipment expense	301	321	1,299	1,272
FDIC insurance expense	356	538	1,655	2,038
Loss (gain) on other real estate owned	1,301	(3)	1,716	(11)
Other non-interest expenses	3,681	2,865	11,580	10,579
Total non-interest expense	16,727	15,083	59,581	57,131
Net income before income tax expense	7,418	8,124	31,795	32,018
Income tax expense	1,076	2,073	8,191	9,065
Net income	$6,342	$6,051	$23,604	$22,953

Weighted average shares - basic	13,808	13,720	13,786	13,689
Weighted average shares - diluted	13,834	13,822	13,834	13,779

Net income per share, basic	$0.46	$0.44	$1.71	$1.68
Net income per share, diluted	0.46	0.44	1.71	1.67
Cash dividend declared per share	0.18	0.18	0.72	0.69

Balance Sheet Data (at period end)
Total loans			$1,544,845	$1,508,425
Allowance for loan losses			29,745	25,543
Total assets			2,053,097	1,902,945
Non-interest bearing deposits			313,587	247,465
Interest bearing deposits			1,304,152	1,246,003
Federal home loan bank advances			60,431	60,442
Subordinated debentures			40,900	40,900
Stockholders' equity			187,686	169,861
Total shares outstanding			13,819	13,737
Book value per share			13.58	12.37
Market value per share			20.53	24.55

S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2011 Earnings Release

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Average Balance Sheet Data
Average federal funds sold	$115,869	$78,513	$86,600	$57,433
Average investment securities	224,653	206,014	213,874	199,383
Average loans	1,539,227	1,492,674	1,529,556	1,469,116
Average earning assets	1,864,616	1,763,710	1,809,043	1,712,173
Average assets	2,015,486	1,907,385	1,959,609	1,847,452
Average interest bearing deposits	1,297,173	1,234,909	1,272,398	1,218,595
Average total deposits	1,597,461	1,484,224	1,549,708	1,454,239
Average securities sold under agreement to repurchase	67,292	65,134	61,595	56,919
Average federal funds purchased	16,310	25,862	20,257	21,750
Average short-term borrowings	1,467	1,327	1,280	1,269
Average long-term debt	101,332	115,039	101,336	110,060
Average interest bearing liabilities	1,483,574	1,442,271	1,456,866	1,408,593
Average stockholders' equity	186,935	170,320	179,638	163,572

Performance Ratios
Annualized return on average assets	1.25%	1.26%	1.20%	1.24%
Annualized return on average equity	13.46%	14.10%	13.14%	14.03%
Net interest margin, fully tax equivalent	3.91%	3.99%	3.99%	3.99%
Non-interest income to total revenue, fully tax equivalent
	33.42%	35.08%	31.51%	33.08%
Efficiency ratio	60.57%	55.25%	56.47%	56.01%

Capital Ratios
Average stockholders' equity to average assets	9.27%	8.93%	9.17%	8.85%
Tier 1 risk-based capital			12.77%	12.06%
Total risk-based capital			14.63%	13.93%
Leverage			10.53%	10.31%

Loans by Type
Commercial and industrial			$393,729	$343,956
Construction and development			147,637	159,482
Real estate mortgage - commercial investment			399,655	343,163
Real estate mortgage - owner occupied commercial			297,121	336,032
Real estate mortgage - 1-4 family residential			154,565	157,983
Home equity - first lien			38,637	39,449
Home equity - junior lien			76,687	91,813
Consumer			36,814	36,547

Asset Quality Data
Allowance for loan losses to total loans			1.93%	1.69%
Allowance for loan losses to average loans	1.93%	1.71%	1.94%	1.74%
Allowance for loan losses to non-performing loans			127.67%	132.25%
Nonaccrual loans			$18,737	$14,388
Troubled debt restructuring			3,402	2,882
Loans - 90 days past due & still accruing			1,160	2,044
Total non-performing loans			23,299	19,314
OREO and repossessed assets			7,773	5,445
Total non-performing assets			31,072	24,759
Non-performing loans to total loans			1.51%	1.28%
Non-performing assets to total assets			1.51%	1.30%
Net charge-offs to average loans (2)	0.16%	0.17%	0.55%	0.40%
Net charge-offs	$2,421	$2,586	$8,398	$5,927

Other Information
Total assets under management (in millions)			$1,741	$1,698
Full-time equivalent employees			480	475

S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2011 Earnings Release

	Five Quarter Comparison
	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,388	$18,160	$18,005	$17,709	$17,723
Net interest income	$18,016	$17,790	$17,611	$17,315	$17,324
Provision for loan losses	3,100	4,100	2,600	2,800	3,695
Net interest income after provision for loan losses	14,916	13,690	15,011	14,515	13,629
Investment management and trust income	3,296	3,347	3,661	3,537	3,722
Service charges on deposit accounts	2,223	2,167	2,034	1,924	2,165
Bankcard transaction revenue	940	945	960	877	862
Gains on sales of mortgage loans held for sale	725	574	441	382	890
Brokerage commissions and fees	606	570	530	513	652
Bank owned life insurance	258	257	255	249	253
Other non-interest income	1,181	(2)	271	523	1,034
Total non-interest income	9,229	7,858	8,152	8,005	9,578
Salaries and employee benefits expense	8,549	7,528	8,648	8,400	8,880
Net occupancy expense	1,291	1,314	1,357	1,230	1,226
Data processing expense	1,248	1,283	1,346	1,137	1,256
Furniture and equipment expense	301	306	337	355	321
FDIC Insurance expense	356	339	339	621	538
Loss (gain) on other real estate owned	1,301	6	39	370	(3)
Other non-interest expenses	3,681	2,526	2,659	2,714	2,865
Total non-interest expense	16,727	13,302	14,725	14,827	15,083
Net income before income tax expense	7,418	8,246	8,438	7,693	8,124
Income tax expense	1,076	2,472	2,441	2,202	2,073
Net income	$6,342	$5,774	$5,997	$5,491	$6,051

Weighted average shares - basic	13,808	13,799	13,789	13,747	13,720
Weighted average shares - diluted	13,834	13,838	13,879	13,837	13,822

Net income per share, basic	$0.46	$0.42	$0.43	$0.40	$0.44
Net income per share, diluted	0.46	0.42	0.43	0.40	0.44
Cash dividend declared per share	0.18	0.18	0.18	0.18	0.18

Balance Sheet Data (at period end)
Total loans	$1,544,845	$1,539,055	$1,538,950	$1,517,786	$1,508,425
Allowance for loan losses	29,745	29,066	27,564	26,956	25,543
Total assets	2,053,097	1,987,954	1,943,384	1,919,323	1,902,945
Non-interest bearing deposits	313,587	285,265	266,745	263,166	247,465
Interest bearing deposits	1,304,152	1,291,295	1,265,626	1,253,299	1,246,003
Federal home loan bank advances	60,431	60,434	60,437	60,439	60,442
Subordinated debentures	40,900	40,900	40,900	40,900	40,900
Stockholders' equity	187,686	183,553	178,825	173,361	169,861
Total shares outstanding	13,819	13,801	13,799	13,780	13,737
Book value per share	13.58	13.30	12.96	12.58	12.37
Market value per share	20.53	18.62	23.25	25.16	24.55

S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2011 Earnings Release

	Five Quarter Comparison
	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Average Balance Sheet Data
Average loans	$1,539,227	$1,541,899	$1,529,039	$1,507,574	$1,492,674
Average assets	2,015,486	1,978,408	1,932,317	1,910,869	1,907,385
Average earning assets	1,864,616	1,831,262	1,780,194	1,758,695	1,763,710
Average total deposits	1,597,461	1,563,580	1,527,510	1,509,160	1,484,224
Average long-term debt	101,332	101,335	101,338	101,340	115,039
Average interest bearing liabilities	1,483,574	1,473,340	1,442,734	1,427,017	1,442,271
Average stockholders' equity	186,935	181,933	176,579	172,926	170,320

Performance Ratios
Annualized return on average assets	1.25%	1.16%	1.24%	1.17%	1.26%
Annualized return on average equity	13.46%	12.59%	13.62%	12.88%	14.10%
Net interest margin, fully tax equivalent	3.91%	3.93%	4.06%	4.08%	3.99%
Non-interest income to total revenue, fully tax equivalent
	33.42%	30.20%	31.17%	31.13%	35.08%
Efficiency ratio	60.57%	51.13%	56.29%	57.66%	55.25%

Capital Ratios
Average stockholders' equity to average assets	9.27%	9.20%	9.14%	9.05%	8.93%
Tier 1 risk-based capital	12.77%	12.56%	12.26%	12.12%	12.06%
Total risk-based capital	14.63%	14.43%	14.12%	13.98%	13.93%
Leverage	10.53%	10.50%	10.55%	10.45%	10.31%

Loans by Type
Commercial and industrial	$393,729	$381,644	$365,008	$345,340	$343,956
Construction and development	147,637	152,891	158,412	158,559	159,482
Real estate mortgage - commercial investment	399,655	362,498	382,753	380,093	362,904
Real estate mortgage - owner occupied commercial	297,121	328,893	313,531	315,231	316,291
Real estate mortgage - 1-4 family residential	154,565	158,594	159,320	157,479	157,983
Home equity - 1st lien	38,637	38,766	38,376	39,781	39,449
Home equity - junior lien	76,687	81,143	83,880	85,870	91,813
Consumer	36,814	34,626	37,670	35,433	36,547

Asset Quality Data
Allowance for loan losses to total loans	1.93%	1.89%	1.79%	1.78%	1.69%
Allowance for loan losses to average loans	1.93%	1.89%	1.80%	1.79%	1.71%
Allowance for loan losses to non-performing loans	127.67%	104.20%	157.66%	178.72%	132.25%
Nonaccrual loans	$18,737	$22,673	$15,570	$10,747	$14,388
Troubled debt restructuring	3,402	3,931	250	2,878	2,882
Loans - 90 days past due & still accruing	1,160	1,290	1,663	1,458	2,044
Total non-performing loans	23,299	27,894	17,483	15,083	19,314
OREO and repossessed assets	7,773	8,165	7,187	9,138	5,445
Total non-performing assets	31,072	36,059	24,670	24,221	24,759
Non-performing loans to total loans	1.51%	1.81%	1.14%	0.99%	1.28%
Non-performing assets to total assets	1.51%	1.81%	1.27%	1.26%	1.30%
Net charge-offs to average loans (2)	0.16%	0.17%	0.13%	0.09%	0.17%
Net charge-offs	$2,421	$2,598	$1,992	$1,387	$2,585

Other Information
Total assets under management (in millions)	$1,741	$1,722	$1,809	$1,791	$1,698
Full-time equivalent employees	480	468	466	473	475

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer